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                                                                    EXHIBIT 11.1

                                  PAYMAP INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                                                              Year Ended
                                                              December 31,
                                                          ---------------------
                                                             (In thousands,
                                                            except per share
                                                                 data)
                                                           1997    1998   1999
Numerator:
  Net income............................................. $  164  $  430 $1,313
  Accretion of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......    (40)    --     --
  Accretion adjustment of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......    --       56    --
                                                          ------  ------ ------
Net income attributable to common shareholders........... $  124  $  486 $1,313
                                                          ======  ====== ======
Denominator:
  Weighted average common shares--
    Basic................................................  1,885   3,510  3,711
                                                          ======  ====== ======
    Diluted.............................................. 10,505  13,735 13,755
                                                          ======  ====== ======
Net income per share:
    Basic................................................ $ 0.07  $ 0.14 $ 0.35
                                                          ======  ====== ======
    Diluted.............................................. $ 0.01  $ 0.04 $ 0.10
                                                          ======  ====== ======
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